Exhibit 8.2

June 1, 2007
Board of Directors
First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
201 Wells Avenue South
Renton, Washington 98057-2131

RE:	Washington Tax Consequences Relating to Proposed
Conversion and Reorganization

To the Board of Directors:

          You have asked our opinion regarding the Washington tax consequences of the proposed transactions (collectively, the “Conversion and Reorganization”), pursuant to which, in separate steps, (a) First Savings Bank of Renton, a Washington chartered stock savings bank (“Savings Bank”), which is currently held under a two tier mutual holding company structure, will make an election to be a savings association for savings and loan holding company purposes as opposed to being a bank for bank holding company purposes, and (b) Savings Bank in holding company form will complete a second step stock conversion followed by the issuance of holding company stock pursuant to a Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of First Financial Holdings, MHC, a Washington mutual corporation, First Financial of Renton, Inc., a Washington stock corporation  and Savings Bank on November 15, 2006, as amended on April 18, 2007.

          You have received the May 31, 2007 opinion of Silver Freedman and Taff LLP regarding the federal income tax consequences of the Conversion and Reorganization to the corporate parties referred therein as well as the account holders and members of savings bank. The federal tax opinion concludes, inter alia, subject to certain assumptions and limitations expressed in paragraphs 7, 8 and 11, that each of the proposed transactions qualify as a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986 as amended.

          The State of Washington does not have a state income tax per se, but relies instead for its revenue on other types of taxes.  These other taxes primarily include property taxes, retail sales/use taxes, and business and occupation taxes.  Although stocks constitute personal property for the purpose of taxation under RCW 84.08.080, money, credits, accounts, bonds, stocks, and shares of private corporation, along with various other intangibles, are expressly exempted from ad valorem (property) taxation, under RCW 84.36.070.  Through reasoning similar to that employed by the federal taxing authority in the case of exchanges described in under Code Section 351, the State of Washington, Department of Revenue, takes the position, in WAC 458-20-106, that the retail sales/use tax does not apply to a transfer of capital to a corporation in exchange for stock therein.

Board of Directors
First Financial Holdings, MHC
First Financial of Renton, Inc.
First Savings Bank of Renton
June 1, 2007
Page 2 of 2

Likewise, the business and occupation (“B&O”) tax does not apply to “casual or isolated sales” under WAC 458-20-106, which are defined as “sale[s] made by a person who is not engaged in the business of selling the type of property involved.”  Because First Financial Northwest, Inc. is not in the business of selling shares of stock in itself, we are of the opinion that issuance of shares of stock in exchange for capital contributions fits within this definition, and is, therefore, a casual or isolated sale not subject to the B&O tax.

          Based upon the facts and circumstances attendant to the proposed transactions, as set forth in the Plan and the federal income tax opinion of Silver Freedman & Taff  LLP dated May 31, 2007, it is our opinion that, under the laws of the State of Washington, no adverse tax consequences will be incurred by any of the corporate parties to the various reorganizations or to the account holders or members of savings bank.

          No opinion is expressed on any matter other than Washington state tax consequences which might result from the implementation of the Stock Conversion referred to above.

          We hereby consent to the filing of this opinion with the Office of Thrift Supervision, the Washington Department of Financial Institutions, Division of Banks, and the Federal Deposit Insurance Corporation as an exhibit to the Application for Approval of Conversion.

          We also hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-1 and to the reference to our firm in the Prospectus, which is a part of the Registration Statement.

Very truly yours,

BLADO & KIGER, P.S.

Jonathan W. Blado
Attorney at Law

JWB/kr
cc:  Breyer & Associates PC